Exhibit 15.1
ACKNOWLEDGEMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
September 2, 2009
The Home Depot, Inc.
Atlanta, Georgia
We acknowledge our awareness of the incorporation by reference of our report dated September 2, 2009, related to our review of interim financial information, included within the Quarterly Report on Form 10-Q of The Home Depot, Inc. for the three-month and six-month periods ended August 2, 2009, in the following Registration Statements:

Registration
Description	Statement Number

Form S-3
Depot Direct stock purchase program	333-156655
Debt securities	333-161470

Form S-8
The Home Depot, Inc. 1997 Omnibus Stock Incentive Plan	333-61733
The Home Depot Canada Registered Retirement Savings Plan	333-38946
The Home Depot, Inc. Restated and Amended Employee Stock Purchase Plan	333-151849
The Home Depot, Inc. Non-Qualified Stock Option and Deferred Stock Units Plan and Agreement	333-56722
The Home Depot, Inc. 2005 Omnibus Stock Incentive Plan	333-125331
The Home Depot, Inc. 2005 Omnibus Stock Incentive Plan	333-153171
The Home Depot FutureBuilder and The Home Depot FutureBuilder for Puerto Rico	333-125332
Pursuant to Rule 436 under the Securities Act of 1933 (“the Act”), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.
/s/ KPMG LLP
Atlanta, Georgia